Exhibit 16.1

August 23, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 21, 2019, to be filed by our former client, the Tel-Instrument Electronics Corp. We agree with the statements made in response to that Item insofar as they related to our Firm.

Very truly yours,

/s/ BDO USA LLP